Exhibit 99.1

Duos Technologies Signs Five-Year, 55 MW Hosting Agreements with Axe Compute Valued at Over $500 Million

Record agreements represent a significant commercial milestone in Duos’ strategy to develop and operate high-density AI infrastructure

JACKSONVILLE, Fla., Aug. 17, 2026 (GLOBE NEWSWIRE) -- Duos Technologies Group, Inc. (“Duos” or the “Company”) (Nasdaq: DUOT), a leading provider of adaptive, modular, and scalable Edge Data Center (“EDC”) solutions, today announced that two of its project entities have executed five-year hosting service orders with Axe Compute Inc. (“Axe Compute”) (Nasdaq: AGPU), a neocloud AI infrastructure platform delivering dedicated enterprise GPU compute capacity at global scale. The agreements cover an aggregate of 55 megawatts (“MW”) of total AI facility capacity across multiple U.S. data center sites.

The agreements are valued at over $500 million, representing aggregate contractual base payments over their initial five-year terms, including annual escalators and excluding electricity and other usage-based charges. Billing under each agreement is subject to successful completion, ready-for-service testing, and Axe Compute’s written acceptance of the applicable deployment.

Initial project readiness is targeted to begin in late 2026 and continue into early 2027, subject to construction, commissioning, performance testing, and Axe Compute’s written acceptance.

“These executed agreements represent an important advancement of our AI infrastructure strategy and demonstrate our ability to translate development opportunities into long-term commercial relationships,” said Doug Recker, Chief Executive Officer of Duos. “Axe Compute brings a clear vision for deploying high-performance AI capacity at scale. We believe the combination of Axe Compute’s platform and Duos’ infrastructure development and operating capabilities create a strong foundation for these projects and potential future expansion.”

The agreements reserve an aggregate of 55 MW of total facility capacity for Axe Compute and include renewal options and rights supporting potential future expansion.

"It is a significant milestone in the growth of Axe Compute's AI infrastructure platform," said Chris Miglino, Chief Executive Officer of Axe Compute. "We align with partners that can deliver on efficient timeframes at the highest quality for our customers. These projects are being designed around the density, cooling, and availability requirements of next-generation GPU systems. We look forward to working with Duos to bring this capacity online and support the growing compute requirements of our customers."

In connection with the hosting agreements, Duos and Axe Compute have also executed nonbinding term sheets contemplating potential minority investments by Axe Compute in the special-purpose entities associated with the projects, with Duos expected to maintain majority ownership of those entities. Any such investments remain subject to definitive documentation, satisfaction of closing conditions, and the respective approval processes of both companies. Neither company is obligated to complete the contemplated investments unless and until definitive agreements are executed.

The companies are not disclosing the project locations at this time.

About Duos Technologies Group, Inc.

Duos Technologies Group, Inc. (Nasdaq: DUOT), based in Jacksonville, Florida, is focused on providing and managing modular data center colocation facilities and infrastructure solutions. Through its wholly owned subsidiaries Duos Edge AI, Inc. and Duos Technology Solutions, Inc., the Company delivers high function computing infrastructure at the “Edge” designed to support high power computing facilities suitable for AI and Enterprise Computing.

Duos is strategically focused on scaling its edge data center platforms in conjunction with its data center infrastructure solutions business. It provides manufacturer-agnostic sourcing and fulfillment services to support efficient deployment of data centers and IT environments. For more information, visit www.duostech.com and www.duosedge.ai.

About Axe Compute

Axe Compute Inc. (Nasdaq: AGPU) is a neocloud AI infrastructure platform built on a fundamental premise: AI innovation should not be constrained by hardware choice or availability. The company provides enterprises and AI innovators with dedicated compute through two core offerings: Axe Compute Access, delivering a wide range of the latest high-performance GPU infrastructure across global locations, and Axe Compute Build, through which Axe Compute co-engineers, deploys, owns, and operates large-scale, dedicated AI infrastructure worldwide. All solutions are supported by enterprise-grade SLAs and operational expertise. Axe Compute is headquartered in Pittsburgh, Pennsylvania. For more information, visit axecompute.com.

Forward-Looking Statements
This news release includes forward-looking statements regarding the Company's business prospects that involve substantial risks and uncertainties that could cause actual results to differ materially. The forward-looking statements in this release relate to, among other things, the anticipated development, construction, commissioning and operation of the data center projects; expected ready-for-service timing; the deployment of AI and high-performance computing infrastructure; potential hosting revenue and the timing of its recognition; the ability of Duos, the project entities and AXE to perform under the hosting service orders; potential expansion capacity; and the negotiation and completion of definitive agreements relating to contemplated project-level investments.

Words such as "believe," "expect," "anticipate," "plan," "aim," "will," "may," "could," "intend," "estimate," "project," "forecast," "target," "potential" and other words and terms of similar meaning typically identify forward-looking statements. Forward-looking statements involve risks and uncertainties, and important factors could cause actual results to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, construction and commissioning delays; equipment and supply-chain availability; permitting, utility and site-control matters; the availability and terms of financing; changes in customer demand; the ability to satisfy contractual acceptance criteria; changes in costs and availability of goods and services; economic conditions; changes in technology; the negotiation of definitive investment documentation; and other risks described in the Company's most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other filings with the U.S. Securities and Exchange Commission.

The Company believes its plans, intentions and expectations reflected in or suggested by these forward-looking statements are based on reasonable assumptions. No assurance can be given that the Company will achieve or realize these plans, intentions or expectations. Each forward-looking statement speaks only as of the date of this release. The Company does not undertake or accept any obligation to publicly update or revise any forward-looking statement, except as required by law.

Contacts

Media
iMiller Public Relations
+1 914-315-6424 | duosedge@imillerpr.com

Investor Relations
Tom Colton and Greg Bradbury
Gateway Group, Inc.
+1 949-574-3860 | DUOT@duostech.com